Exhibit 99.1

Cross Country Healthcare Announces Fourth Quarter and Full Year 2016 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--February 3, 2017--Cross Country Healthcare, Inc. (Nasdaq:CCRN) will hold its quarterly conference call to discuss its fourth quarter and full year 2016 financial results on Thursday, March 2, 2017 at 9:00 a.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after the close of business on Wednesday, March 1, 2017.

This call will be webcast live and can be accessed at the Company’s website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from March 2nd through March 16th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-391-9854 from anywhere in the U.S. or 402-220-9828 from non-U.S. locations – Passcode: 2017.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of approximately 75 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, outsourcing services, predictive modeling, and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com